                                                                    Exhibit 4.23

                       RESTRICTED STOCK PURCHASE AGREEMENT
                                 (DALE GLOMSRUD)


            This RESTRICTED STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of August 29, 2003, by and between CHIEF MANUFACTURING HOLDING CORP., a Delaware corporation (the "Company"), and Dale Glomsrud (the "Stockholder").

            WHEREAS, the Company wishes to sell and the Stockholder wishes to buy certain shares of the Company's Class B Common Stock (as defined in Section 1 hereof) on the terms and subject to the restrictions contained in this Agreement; and

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Company and the Stockholder agree as follows:

            1. DEFINITIONS. As used herein, the following terms shall have the meanings specified below:

            "Affiliate" has the meaning specified in the Stockholder Agreement.

            "Act" has the meaning specified in Section 5(a) hereof.

            "Board" means the Board of Directors of the Company.

            "Cause" means anything constituting "Cause" for termination under the Employment Agreement.

            "Class A Common Stock," means the Company's Class A Voting Common Stock, $0.001 par value per share.

            "Class B Common Stock" means the Company's Class B Non-Voting Common Stock, $0.001 par value per share.

            "Class C Common Stock" means the Company's Class C Voting Common Stock, $0.001 par value per share.

            "Common Equity Value" means, as of any date, the fair market value (as determined by an Independent Appraiser pursuant to Section 3.3 hereof) of the entire common stock equity of the Company (without premium for control or discounts for minority interests, restrictions on transfer or lack of voting rights or other premiums or discounts that would be applicable if less than all of the common stock equity is sold in a single transaction), calculated as of such date, plus the aggregate consideration to be paid to the Company upon the exercise of all then outstanding and exercisable warrants, options or convertible securities pursuant to which the Company is then obligated to issue shares of Common Stock (excluding any options or warrants for which the exercise price per share exceeds the Market Value Per Share of a share of Common Stock as of such date).

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                                       2


            "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and any capital stock of the Company which is (a) not preferred as to dividends or assets over any class of stock of the Company, (b) not subject to redemption, and (c) issued to the holders of Common Stock upon any reclassification thereof.

            "Company" has the meaning specified in the preamble hereto.

            "Delayed Closing Date" has the meaning specified in Section 7.2 hereof.

            "Disability" has the meaning specified in the Employment Agreement.

            "Disposition Event" means (a) (i) the sale of all or substantially all of the assets of the Company or its Subsidiaries in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale or (ii) the sale or other transfer of at least 51% of the outstanding shares of Common Stock in a single transaction or a series of related transactions, in either case to any Person who is not an Affiliate of the Company, or of a stockholder thereof, immediately prior to such transaction or transactions, or (b) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction Persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held the securities of the Company entitled to vote generally in the election of directors.

            "Disposition Proceeds" means (i) in the case of a merger or any other stock transaction, (A) the average price per share received by the holders of Common Stock or by the Company or its Subsidiaries in connection with such transaction, multiplied by (B) the sum of (x) the total number of shares of Common Stock then outstanding, plus (y) the total number of shares of Common Stock issuable upon exercise or conversion of any then outstanding and exercisable warrants, options or convertible securities pursuant to which the Company is then obligated to issue shares of Common Stock, or (ii) in the case of any liquidation or sale of assets (including, without limitation, the sale by the Company of the capital stock of its Subsidiaries), the Net Worth of the Common Stock of the Company immediately prior to such liquidation or immediately after such sale.

            "Employment Agreement" means the Employment and Non-Competition Agreement, dated as of August 29, 2003, between Chief Manufacturing Acquisition Corp., a Delaware corporation, and the Stockholder.

            "Good Reason" has the meaning specified in the Employment Agreement.

            "Independent Appraiser" means an independent investment banking firm, accounting firm or appraiser of nationally recognized standing.

            "Market Value Per Share" means, with respect to any date, for any share of Common Stock, (i) the Common Equity Value as of such date, divided by
(ii) the sum of (x) the total number of shares of Common Stock then outstanding, plus (y) the total number of shares of


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                                       3


Common Stock issuable upon exercise or conversion of any outstanding and exercisable warrants, options or convertible securities pursuant to which the Company is then obligated to issue shares of Common Stock (excluding any options or warrants for which the exercise price per share exceeds the Market Value Per Share of a share of Common Stock as of such date).

            "Net Worth" means, in connection with any liquidation or sale of assets by the Company, the consolidated net worth of the Common Stock of the Company and its Subsidiaries, determined in accordance with generally accepted accounting principles, taking into account (i) the total consideration received by the Company for such transaction, (ii) the transaction costs incurred in connection with such transaction and (iii) any liabilities of the Company and its Subsidiaries whether or not to be discharged in connection with such transaction (including, without limitation, payment of the liquidation value and accrued dividends on any Preferred Stock of the Company).

            "Note" has the meaning specified in Section 2(a) hereof.

            "Original Price Per Share" means 1.00 per Share for each share of Class B Common Stock.

            "Person" an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

            "Plan" means the Company's 2003 Equity Incentive Plan attached hereto as Exhibit A.

            "Preferred Stock" means the Series A Preferred Stock and any capital stock of the Company which is (a) preferred as to dividends or assets over any other class of stock of the Company, (b) subject to redemption or (c) issued to the holders of shares of Preferred Stock upon any reclassification thereof.

            "Public Sale" means the Company's initial public offering of Common Stock.

            "Purchase Price" has the meaning specified in Section 2(a) hereof.

            "Repurchase Agreement" means the Stock Repurchase Agreement, dated as of August 29, 2003, by and between the Company and the Stockholder.

            "Repurchase Notice" has the meaning assigned to such term in Section
3.3 hereof.

            "Series A Preferred Stock" means the Company's Series A Participating Preferred Stock, $0.001 par value per share.

            "Shares" has the meaning specified in Section 2(a) hereof.

            "Stockholder" has the meaning specified in the introductory paragraph hereof.
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                                       4



            "Stockholder Agreement" means the Stockholder Agreement, dated as of August 29, 2003, among the Company and its stockholders, as amended and in effect from time to time.

            "Subsidiary" means, with respect to the Company, any corporation, a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by the Company or by a Subsidiary of the Company, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

            "Target Amount" means $30,000,000; provided, that if the Company enters into any extraordinary transaction, such as a business acquisition or disposition, the Board in the exercise of its business judgment may adjust upward or downward the Target Amount to take into account such extraordinary transaction.

            "Target Disposition Event" means a Disposition Event in which the Disposition Proceeds equal or exceed the Target Amount.

            "Termination of Employment" means the termination of the Stockholder's employment with the Company or any of its Subsidiaries for any reason, including, without limitation, for resignation, death or Disability of the Stockholder, and whether or not for Cause.

            "Transfer" has the meaning specified in Section 4 hereof.

            "Unvested Shares" has the meaning specified in Section 3.1 hereof.

            "Vested Shares" has the meaning specified in Section 3.1 hereof.

            2. PURCHASE AND SALE OF SHARES. (a) Subject to (i) the terms and conditions hereinafter set forth and in reliance on the representations and warranties contained herein, and (ii) the Company's receipt of any and all necessary consents, authorizations and approvals of the transactions contemplated by this Agreement, the Company hereby agrees to issue and sell to the Stockholder and the Stockholder hereby agrees to purchase from the Company, on the date hereof 100,000 shares of Class B Common Stock (the "Shares"), which will be evidenced by stock certificate number B8. The aggregate purchase price paid by the Stockholder for the Shares will be $100,000 (the "Purchase Price"). On the date hereof (A) the full amount of the Purchase Price will be paid to the Company by delivery of the Stockholder's promissory note to the Company in the aggregate principal amount of the Purchase Price and in the form of Exhibit B hereto (the "Note"), (B) the Company shall deliver to the Stockholder a certificate or certificates representing the Shares (each such certificate to bear the legends set forth in Section 6 hereof) and (C) the Stockholder will deliver to and pledge the Shares to the Company pursuant to the terms of the Note, together with stock powers or other appropriate instruments of assignment thereof duly executed in blank by the Stockholder.
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                                       5


            (b) The Company represents and warrants that, after giving effect to the purchase and sale effected hereby, (i) the authorized capital of the Company consists of (A) 36,485 shares of Series A Preferred Stock, 36,485 shares of which are issued and outstanding on the date hereof, (B) 30,000,000 shares of Class A Common Stock, no shares of which are issued and outstanding on the date hereof, (C) 10,000,000 shares of Class B Common Stock, 4,300,000 shares of which are issued and outstanding on the date hereof, and (D) 10,000,000 shares of Class C Common Stock, 4,300,000 shares of which are issued and outstanding on the date hereof, (ii) all such outstanding capital stock (other than the Shares) is owned as set forth on Schedule 1 hereto and is validly issued and outstanding, fully paid and non-assessable and (iii) there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of the Company other than as set forth on Schedule 1 hereto.

            3.    REPURCHASE OF SHARES.

            3.1. VESTING OF SHARES. On and after the date hereof, the terms of any repurchase of any Shares shall differ depending on whether such Shares are "Unvested Shares" or "Vested Shares". All of the Shares shall initially be considered "Unvested Shares". On each anniversary of August 29, 2003 prior to the Termination of Employment, commencing with August 29, 2004, 20% of the original number of Shares shall become "Vested Shares", such that all of the Shares shall be Vested Shares as of and after August 29, 2008 if the Termination of Employment does not occur prior to such date. Upon the occurrence of a Target Disposition Event prior to a Termination of Employment, all of the then Unvested Shares shall become Vested Shares. No Shares which have not already become Vested Shares shall become Vested Shares upon or after the Termination of Employment for any reason.

            3.2.  REPURCHASE RIGHTS OF THE COMPANY.

            (a) TERMINATION OF EMPLOYMENT. Upon the Termination of Employment at any time and for any reason, the Company shall have the right to repurchase from the Stockholder, and the Stockholder will at the request of the Company sell to the Company all (but not less than all) of the Shares at a purchase price per Share determined pursuant to paragraphs (i) and (ii) below:

                  (i) in the event that such Termination of Employment is for
            Cause at any time, or is a result of the Stockholder's resignation (other than for Good Reason) prior to the fifth anniversary of the date hereof, at a purchase price per Share equal to the Original Price Per Share plus interest on such amount from the date hereof to the date of repurchase at the rate of 5% per annum; and

                  (ii) otherwise, (A) at a purchase price per Vested Share equal to the Market Value Per Share and (B) at a purchase price per Unvested Share equal to the Original Price Per Share plus interest on such amount from the date hereof to the date of repurchase at the rate of 5% per annum.

            (b) REPURCHASE UPON DISPOSITION EVENT. Upon the occurrence of any Disposition Event, the Company shall repurchase from the Stockholder, and the Stockholder will
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                                       6


at the request of the Company sell to the Company, all of the Unvested Shares, at a purchase price per Share equal to the Original Price Per Share plus interest on such amount from the date hereof to the date of repurchase at the rate of 5% per annum.

            3.3. REPURCHASE CLOSING. The Company's repurchase rights under
Section 3.2 shall be exercisable at any time (i) within ninety (90) days following the Termination of Employment, or (ii) in the case of a repurchase pursuant to Section 3.2(b) simultaneously with the closing of the Disposition Event, in each case by notice to the Stockholder (the "Repurchase Notice"). The closing of the repurchase of such Shares pursuant to clause (i) above shall be held (a) not earlier than five (5) days nor later than thirty (30) days after delivery of the Repurchase Notice if such Termination of Employment is for Cause or is the result of the Stockholder's resignation (other than for Good Reason) prior to the fifth anniversary of the date hereof or (b) otherwise, not earlier than five (5) days nor later than thirty (30) days after determination of the Common Equity Value pursuant to Section 3.4. The Company's repurchase rights under Section 3.2 shall lapse if not exercised within the time periods (if any) specified above in accordance with the provisions hereof, except as otherwise provided in Section 7 hereof. Amounts due from the Company to the Stockholder under this Section 3.3 shall be set off in payment of any amounts payable from the Stockholder to the Company under the Note. Upon delivery by the Company of the repurchase price for the Shares being repurchased hereunder in accordance with Section 8 hereof, all of the Shares being repurchased shall no longer be deemed to be outstanding, all of the Stockholder's rights with respect to such Shares shall terminate with the exception of the right of the Stockholder to receive the repurchase price in exchange therefor pursuant to this Section 3.3, and the Stockholder hereby appoints the Company as his attorney-in-fact to take all actions necessary and sign all documents required to cancel such Shares on its books and records.

            3.4. APPRAISAL. Within fifteen (15) days following his receipt of a Repurchase Notice from the Company in respect of a repurchase of the Shares pursuant to Section 3.2(a)(ii) hereof, the Stockholder shall select three (3) Independent Appraisers that the Stockholder purposes to determine the Common Equity Value for purposes of this Agreement and shall notify the Company in writing of such selection (the "Stockholder Appraiser Notice"). The Independent Appraisers listed in the Stockholder Appraiser Notice shall be identical to the Independent Appraisers listed in any "Stockholder Appraiser Notice" delivered under the Repurchase Agreement. The Company shall select one (1) of the Independent Appraisers listed in the Stockholder Appraiser Notice and use reasonable commercial efforts to promptly engage, at the cost and expense of the Company, such Independent Appraiser to determine the Common Equity Value for purposes of this Agreement. The terms of such engagement shall provide that the Independent Appraiser shall complete its determination of the Common Equity Value within 45 days of engagement by the Company. The Company shall not be required to select any Independent Appraiser from a Stockholder Appraiser Notice unless the Stockholder Appraiser Notice includes three (3) Independent Appraisers. If the Stockholder has not provided a Stockholder Appraiser Notice which complies with the requirements of this Section 3.4 within thirty (30) days following the Stockholder's receipt of the Repurchase Notice, the Board shall in good faith select an Independent Appraiser to determine the Common Equity Value. Any determination of the Common Equity Value by an Independent Appraiser pursuant to this Section 3.4 shall be final, conclusive and binding upon the parties.
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                                       7



            4. RESTRICTIONS ON TRANSFER. The Stockholder may not sell, assign, transfer, pledge or otherwise dispose of ("Transfer") any of the Unvested Shares, either voluntarily or involuntarily or by operation of law, except to the Company or any of its Subsidiaries. Except as otherwise expressly provided in the Stockholder Agreement, the Stockholder may not Transfer any of the Vested Shares, either voluntarily or involuntarily or by operation of law, except to the Company or any of its Subsidiaries. On and after the time the Company completes a Public Sale, all of the restrictions on Transfer and the repurchase rights and obligations of the Company contained herein (including, without limitation, the repurchase rights and obligations of the Company pursuant to
Section 3 hereof), shall cease to apply to any Shares that constitute Vested Shares at such time and to any Shares that become Vested Shares after such time pursuant to the terms hereof. Under no circumstances may the Stockholder Transfer any Shares in violation of the terms of the Note. The Stockholder agrees to execute and deliver the Stockholder Agreement simultaneously with the purchase of the Shares hereunder. Upon any permitted Transfer of the Shares, the transferee of the Shares shall execute and deliver to the Company an agreement containing repurchase provisions substantially the same as those contained herein.

            5. INVESTMENT REPRESENTATIONS. (a) The Stockholder represents that the Shares are being acquired by him for his own account for investment and not with a view to the distribution thereof. The Stockholder understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), on the grounds that the offer and sale of the Shares to him are exempt from the registration requirements of the Act under Section 4(2) thereof as a transaction not involving any public offering of the Shares. The Stockholder understands that the Company's reliance on such exemption is predicated in part on the representations of the Stockholder which are contained herein.

            (b) The Stockholder understands that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available. The Stockholder agrees that he will not offer to Transfer any of the Shares except as expressly permitted by this Agreement and then only after the Company has received an opinion of its counsel that such offer or Transfer is not in violation of the registration requirements of the Act or other applicable law.

            (c) The Stockholder represents that he is an "accredited investor" (as defined in Rule 501 under the Act) and a resident of the State of Minnesota.

            6. LEGENDS; STOP TRANSFER. (a) Each certificate representing the Shares shall bear legends in or substantially in the following form:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES HAS BECOME EFFECTIVE UNDER SAID ACT, OR THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF
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                                       8


            COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            THE SHARES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN REPURCHASE RIGHTS IN FAVOR OF THE COMPANY AND CERTAIN PROVISIONS REGARDING RESTRICTIONS UPON TRANSFER CONTAINED IN A RESTRICTED STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST 29, 2003, COPIES OF WHICH WILL BE FURNISHED BY THE COMPANY TO THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

            (b) In addition, the Company shall make a notation regarding the restrictions on transfer of the Shares in the stock books of the Company, and such Shares shall be transferred on the books of the Company only if and when transferred or sold in compliance with all of the terms and conditions of this Agreement.

            7.    REPURCHASE RESTRICTIONS.

            7.1. CONTRACTUAL RESTRICTIONS ON REPURCHASE. Notwithstanding any provision to the contrary in Section 3, if the repurchase price for any Shares to be repurchased hereunder exceeds amounts owed under the Note so that after setting off payments due to the Stockholder hereunder against such amounts, the Company remains obligated to make payments to the Stockholder hereunder, and the terms of any of the financing agreements of the Company or its Subsidiaries with their lenders prohibit the Company from making such payments in cash, the Company shall be entitled to complete the repurchase of such Shares by delivering to the Stockholder (or any transferee) a promissory note for that portion of such payment which exceeds any amounts already set off against the Note. Each such promissory note shall (i) bear interest at the rate of five percent (5%) per annum, (ii) provide for the payment of the principal evidenced thereby in such installments and at such times as are permitted under the terms of the Company's and its Subsidiaries' financing agreements with their lenders,
(iii) be subordinated to the indebtedness of the Company and its Subsidiaries to their lenders on terms satisfactory to such lenders and (iv) subject to such payment restrictions and subordination provisions, provide for the payment in full of the principal evidenced thereby upon the sale of substantially all of the assets or stock of the Company.

            7.2. IMPAIRMENT OF CAPITAL. If even after giving effect to the provisions of Section 7.1 hereof, the Company is prohibited by the terms of any of the financing agreements of the Company or any of its Subsidiaries with their lenders from issuing a promissory note for the balance of the repurchase price as contemplated by Section 7.1 or is prohibited by law from repurchasing any Shares which it is obligated or has elected to repurchase hereunder due to any existing or prospective impairment of its capital, the closing of such repurchase shall be delayed until the first date on which the Company is permitted by the terms of any such financing agreements to repurchase such Shares and has sufficient capital to lawfully repurchase such Shares (the "Delayed Closing Date"). In the event of any such delay, (i) the Company will be obligated to pay, on the Delayed Closing Date, interest on the repurchase price for such Shares, at the rate of five percent (5%) per annum from the date on which the closing of the repurchase

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                                       9


of such Shares was originally scheduled to occur to the Delayed Closing Date, and (ii) the Stockholder shall remain bound by the restrictions on Transfer contained herein during such delay; provided, that the Company shall not be required to issue a promissory note to evidence its payment obligation to the extent such issuance is prohibited by the terms of any such financing agreements.

            8. PAYMENT FOR SHARES. At any closing held to consummate any repurchase of the Shares hereunder, the Stockholder shall deliver to the Company the stock certificates representing such Shares, duly endorsed in blank or with duly executed stock powers attached, and the Company shall (i) offset the repurchase price for such Shares against any amounts owed by the Stockholder to the Company under the Note and (ii) deliver to the Stockholder a check in the amount of any remaining balance of the repurchase price or a promissory note as provided in Section 7.1.

            9. TERM. This Agreement and all of the restrictions on Transfer and the repurchase rights and obligations contained herein (including, without limitation, the repurchase rights and obligations of the Company pursuant to
Section 3 hereof), shall terminate immediately after the completion of a Disposition Event or a Public Sale.

            10. ADJUSTMENT OF REPURCHASE PRICE. Upon any stock split, reverse stock split, recombination of shares or other similar reorganization of the capital structure of the Company, the repurchase price otherwise payable to the Stockholder upon the repurchase of any Shares pursuant to Section 3 hereof shall be proportionally adjusted to reflect such reorganization.

            11.   GENERAL.

            11.1. NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

                  If to the Company, to:

                        Chief Manufacturing Holding Corp.
                        c/o Friedman Fleischer & Lowe LLC
                        One Maritine Plaza
                        Suite 1000
                         San Francisco, California 94111
                        Fax No.: (415) 402-2111
                         Attention: Spencer C. Fleischer

                  With copies sent simultaneously to:

                        Robert M. Wolf, Esq.
                        Bingham McCutchen LLP
                        399 Park Avenue
                        New York, New York 10022
                        Fax No: (212) 752-5378

                  If to the Stockholder, to:

                        Dale Glomsrud
                        6326 Smithtown Road
                        Excelsior, MN 55331

                  With copies sent contemporaneously to:

                        Thomas F. Dougherty, Esq.
                        Lommen, Nelson, Cole & Stageberg, P.A.
                        80 South Eighth Street, 1800 IDS Center
                        Minneapolis, MN 55402
                        Fax No.: (612) 339-8064

            Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

            11.2. EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Stockholder of his obligations under Sections 3, 4, or 8 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

            11.3. SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

            11.4. WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

            11.5. COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.6. ASSIGNS. This Agreement shall not be assignable or transferable by the Stockholder without the Company's prior written consent thereto.

            11.7. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto. Nothing in this Agreement shall be construed as a grant to the Stockholder of any right to continuing employment with the Company or any Subsidiary or to restrict in any way the right to terminate the Stockholder's employment at any time.

            11.8. GOVERNING LAW. This Agreement and the obligations of the parties hereunder shall be deemed to be a contract under seal and shall for all purposes be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts without reference to principles of conflicts of law.

            12. SECTION 83(b) ELECTION. The Stockholder and the Company acknowledge that the Stockholder will make an election, in accordance with
Section 83(b) of the Internal Revenue Code of 1986, as amended. The Stockholder and the Company agree that the fair market value of the Shares is equal to the aggregate Original Purchase Price Per Share of the Shares, and shall reflect such fair market value to the extent required on any Federal, state or local income tax return or filing. The Stockholder further agrees that he will file a
Section 83(b) election form with the Internal Revenue Service within thirty (30) days after the date hereof.

            13. INCORPORATION OF PLAN TERMS. The sale of the Shares to the Stockholder pursuant to this Agreement is subject to all of the applicable terms of the Plan, including, but not limited to, Section 9 (Settlement of Awards).

     [Remainder of page intentionally left blank; signature page follows]

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                                       12


IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

THE COMPANY:                             CHIEF MANUFACTURING HOLDING
                                         CORP.


                                         By: /s/ Spencer C. Fleischer
                                             -----------------------------------
                                             Name: Spencer C. Fleischer
                                             Title: President
THE STOCKHOLDER:


                                         ---------------------------------------
                                         DALE GLOMSRUD













Restricted Stock Purchase Agreement

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

THE COMPANY:                             CHIEF MANUFACTURING HOLDING
                                         CORP.


                                         By:
                                             -----------------------------------
                                             Name: Spencer C. Fleischer
                                             Title: President
THE STOCKHOLDER:

                                             /s/ Dale Glomsrud
                                             -----------------------------------
                                             DALE GLOMSRUD













Restricted Stock Purchase Agreement